Quintana Maritime Limited Pandoras 13 & Kyprou Street 166 74 Glyfada Greece
NEWS RELEASE

Quintana Maritime Limited
Takes Delivery of Vessel
Athens, Greece, — August 16, 2005 — Quintana Maritime Limited (NASDAQ: QMAR) announced today that it has taken delivery of another Panamax vessel. The vessel named “Coal Pride”, built in 1999, has a carrying capacity of 72,600 deadweight tons (dwt). The “Coal Pride” is employed with Cargill under a 4 to 6 month time charter at $15,000 per day gross.
The fleet now includes seven Panamax size vessels with cargo carrying capacity of 511,682 dwt and an average age of approximately 8 years.
About Quintana Maritime Limited
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. The company currently owns and operates a fleet of seven Panamax size vessels and has entered into an agreement to acquire one more Panamax vessel, expected to be delivered to Quintana by the end of August 2005. At that time, it will have a fleet of eight vessels with a total carrying capacity of 585,072 dwt and an average age of approximately 8 years.
Forward Looking Statement
This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts:
Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212-661-7566
E-mail:pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com
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